REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Fifth Third Mortgage Company
We have examined management's assertion, included in the accompanying Management's Report on Assessment of
Compliance with SEC Regulation AB Servicing Criteria, that Fifth Third Mortgage Company (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the
residential mortgage loans sold to non-government-sponsored entities for which the Company served as servicer, that were completed on or after January 1, 2006 platform (the "Platform") as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(iv), 1122(d)(3)(i)(c), 1122(d)(4)(xi), 1122(d)(4)(xii), and
1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the
Company with respect to the Platform. Exhibit A to management's assertion identifies the individual asset -
backed transactions defined by management as constituting the Platform. Manage ment is responsible for the
Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of
Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the
Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the
Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the
Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the residential mortgage loans sold to non-government-
sponsored entities for which the Company served as servicer, that were completed on or after January 1, 2006 platform is fairly stated, in all material respects.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 29, 2008